FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Completes Acquisition of First Six Hotels

ARC Hospitality to Commence Monthly Distributions on April 5, 2014

New York, New York, March 27, 2014 – American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality”) announced today that it closed on the acquisition of interests in six hotels on March 21, 2014, marking ARC Hospitality’s first property acquisitions. ARC Hospitality acquired the fee simple interests in the Courtyard® Inner Harbor Hotel in Baltimore, Maryland, the Courtyard® Providence Downtown Hotel in Providence, Rhode Island, and the Homewood Suites® in Stratford, Connecticut, as well as a leasehold interest in the Georgia Tech Hotel & Conference Center in midtown Atlanta, Georgia, for an aggregate purchase price of $101.5 million, exclusive of closing costs. Additionally, ARC Hospitality has acquired joint venture interests in The Hilton Garden Inn® in Blacksburg, Virginia, and the Westin Virginia Beach Town Center in Virginia Beach, Virginia, for an aggregate purchase price of $5.0 million, exclusive of closing costs.

The hotels contain 1,181 rooms and approximately 38,960 square feet of meeting space. Each of the hotels is a globally branded select-service or full-service hotel, or, in the case of the Georgia Tech Hotel & Conference Center, a hotel and conference center affiliated and owned by the endowment of the university. All of the hotels are located near “demand generators” such as corporate headquarters, colleges or universities, state capitals or government agencies, hospitals, tourist attractions, airports, retail centers or convention centers. The six hotels are managed by American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC, ARC Hospitality’s property manager and sub-property manager.

William M. Kahane, Chief Executive Officer and President of ARC Hospitality, commented, “The purchase of these six assets marks our first acquisition and is representative of the durable income assets we intend to purchase. The portfolio includes branded hotels franchised by Hilton Worldwide, Marriott International and Starwood Hotels & Resorts located in strong markets with embedded market demand generators. As the U.S. economy continues to improve, we fully expect the hospitality sector to benefit from GDP growth.”

Jonathan P. Mehlman, Chief Investment Officer of ARC Hospitality, added, “Each of these hotels is the leader in its respective market from an average daily rate, occupancy and Revenue Per Available Room perspective. We are very excited to have procured this high quality hotel portfolio in an off-market transaction and at a price which is at a discount to current replacement cost.”

Additionally, pursuant to authorization from its board of directors, ARC Hospitality declared a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753425 per day, based on a per share price of $25.00. The distributions will begin to accrue on April 1, 2014, and will be payable by May 5, 2014. Going forward, distributions will be payable by the fifth day following each month-end to stockholders of record at the close of business each day during the prior month.

About ARC Hospitality

ARC Hospitality is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2014.

About Crestline Hotels & Resorts (“Crestline”)

Crestline was founded in 2000 and has grown to become one of the nation’s largest independent hospitality management companies operating hotels and conference centers in 12 states and the District of Columbia. Crestline currently manages 44 hotels representing more than 7,700 rooms. Included in its portfolio are leading hospitality brands including Marriott, Hilton, InterContinental, and Starwood, as well as multiple independent hotels. Crestline has more than 3,000 associates, including 50 corporate staff throughout the U.S. For more information visit: www.crestlinehotels.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Jonathan P. Mehlman, EVP and CIO
DDCworks	American Realty Capital Hospitality Trust, Inc.
tdefazio@ddcworks.com	JMehlman@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

Andrew G. Backman, Managing Director
Investor Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: 917-475-2135